Exhibit 3.5

FIRST CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EIKON THERAPEUTICS, INC.

Eikon Therapeutics, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 14, 2025 (the “Amended and Restated Certificate of Incorporation”).

SECOND: The amendment to the Amended and Restated Certificate of Incorporation set forth below was duly adopted by the board of directors and the stockholders of the Corporation in accordance with Sections 228 and 242 of the DGCL.

THIRD: The following is inserted into the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation immediately before the first sentence thereof:

“Effective upon the filing of the First Certificate of Amendment to this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Reverse Stock Split Effective Time”), every 7.4578 shares of Common Stock then issued and outstanding or held in the treasury of the Corporation immediately prior to the Reverse Stock Split Effective Time shall automatically be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or any holder of such shares (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split, and in lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors. All rights, preferences and privileges of the Preferred Stock shall be appropriately adjusted to reflect the Reverse Stock Split in accordance with this Amended and Restated Certificate of Incorporation, as amended.”

FOURTH: This First Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective upon filing with the Delaware Secretary of State.

* * * *

IN WITNESS WHEREOF, the Corporation has caused this First Certificate of Amendment to be executed by the undersigned authorized officer as of the 27th day of January, 2026.

EIKON THERAPEUTICS, INC.

/s/ Roger M. Perlmutter
Name: Roger M. Perlmutter
Title: President and Chief Executive Officer